Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

September 19, 2017

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Ladies and Gentlemen:

As counsel for Liberty Media Corporation, a Delaware corporation (the “Company”), we have examined and are familiar with the Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on February 2, 2017, and the base prospectus forming a part thereof, filed with the Commission on May 17, 2017, all as amended by the Post-Effective Amendment No. 1 thereto, filed with the Commission on the date hereof (as so updated and amended, the “Registration Statement”), and the base prospectus forming a part of the Registration Statement (the “Prospectus”), filed with the Commission on the date hereof, for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the sale from time to time by the selling stockholders to be named in a prospectus supplement to the Registration Statement (the “Selling Stockholders”) of up to [•] shares (the “Shares”) of the Company’s Series C Liberty Formula One common stock, par value $0.01 per share (the “Series C Liberty Formula One Common Stock”). This opinion supplements our opinions filed with the Commission on (a) February 2, 2017, as Exhibit 5.1 to the Registration Statement, which relates to 70,368,439 shares of the Company’s Series C Liberty Formula One Common Stock to be offered and sold from time to time by the Selling Stockholders, (i) 54,660,987 of which shares were issued to the Selling Stockholders pursuant to that certain Agreement for the Sale and Purchase of Delta Topco Limited, dated as of September 7, 2016, by and among the Company, Liberty GR Cayman Acquisition Company, Delta Topco Limited and the sellers listed on Schedule 1 thereto (the “Second Purchase Agreement”) and (ii) 15,707,539 of which shares represent the maximum number of shares of Series C Liberty Formula One Common Stock issuable to the Selling Stockholders upon the exchange of the subordinated exchangeable debt instruments (the “Exchangeable Notes”) issued by Delta Topco Limited, in an aggregate principal amount of approximately $351 million, to the Selling Stockholders pursuant to the Second Purchase Agreement, and (b) May 16, 2017, as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on May 16, 2017, which relates to 15,000,000 shares of the Company’s Series C Liberty Formula One Common Stock to be offered and sold from time to time by the Company. The Shares to which this opinion relates constitute shares of the Company’s Series C Liberty Formula One Common Stock issuable to certain Selling Stockholders in respect of accrued interest on the Exchangeable Notes as of the date hereof.

In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Second Purchase Agreement, (ii) the Shareholders Agreement entered into by the Company and the Selling Stockholders, dated January 23, 2017, as amended through the date hereof, (iii) the Delta Topco Limited Exchangeable Redeemable Loan Note Instrument, dated January 23, 2017, reflecting the rights and preferences of the Exchangeable Notes (the “Exchangeable Notes Instrument”), (iv) the Company’s Restated Certificate of Incorporation as in effect on the date hereof, (v) the Bylaws of the Company as in effect on the date hereof, (vi) records of proceedings of the Company’s Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares in connection with the exchange of the Exchangeable Notes, and (vii) such other documents, records, instruments and certificates of public officials and officers of the Company as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered to the Selling Stockholders in accordance with the terms and conditions of the Exchangeable Notes Instrument, the Shares will be validly issued, fully paid and non-assessable.

The opinion set forth above is limited in all respects to matters of the Delaware General Corporation Law and applicable federal law of the United States of America, in each case as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-3 (Registration No. 333-215858) filed with the Commission on or about the date hereof. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

BAKER BOTTS L.L.P.